EXHIBIT 10.13

RELEASE AGREEMENT

This Release Agreement (the “Agreement”) is entered into by and between Glenn Selbo (“Employee”) and Airgain, Inc. (the “Company”), effective as of the Effective Date (as defined below).

Recitals

WHEREAS, Employee is currently employed by the Company;

WHEREAS, Employee’s employment with the Company will terminate effective as of April 2, 2018 (the “Termination Date”); and

WHEREAS, Employee acknowledges that, but for Employee’s agreement to execute this Agreement, Employee would not be eligible for the termination benefits set forth below.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

Agreement

1.Effective Date.  This Agreement shall become effective upon the occurrence of both of the following events:  (a) execution of the Agreement by the parties, and (b) expiration of the revocation period applicable under Section 6 below without Employee having given notice of revocation.  The date of the last to occur of the foregoing events shall be referred to in this Agreement as the “Effective Date.”  Unless both of the foregoing events occur within thirty (30) days following the Termination Date, this Agreement shall be null and void.

2.	Termination of Employment.

a.On and after the Termination Date, Employee shall no longer be employed by the Company in any capacity.  On the Termination Date, the Company shall issue to Employee his final paycheck, reflecting (i) Employee’s earned but unpaid base salary through the Termination Date, and (ii) all accrued, unused paid time off due to Employee through the Termination Date.

b.The Company, within thirty (30) days after the Termination Date, will reimburse Employee for any and all reasonable and necessary business expenses incurred by Employee in connection with the performance of Employee’s job duties prior to the Termination Date, which expenses shall be submitted to the Company with supporting receipts and/or documentation no later than twenty-one (21) days after the Termination Date.

c.Except as set forth in Section 3 below, Employee’s entitlement to health benefits from the Company, and eligibility to participate in the Company’s health benefit plans, shall cease on the last day of the calendar month during which the Termination Date occurs, except to the extent Employee elects to and is eligible to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Employee’s entitlement to other benefits from the Company, and eligibility to participate in the Company’s other benefit plans, shall cease on the Termination Date.

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3.Termination Benefit.  In consideration for the promises set forth in this Agreement, the Company agrees to provide Employee the following (the “Termination Benefits”), which shall be the exclusive severance benefits to which Employee is entitled, unless Employee has materially breached the provisions of this Agreement, in which case the last sentence of Section 9 shall apply:

a.a cash payment in the amount of $150,000, payable in a lump sum within ten (10) days following the Effective Date; and

b.for the period beginning on the Termination Date and ending on the date which is six (6) full months following the Termination Date (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination.  If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources.  If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

Employee understands that Employee will not be entitled to the Termination Benefits under this Agreement if the Effective Date does not occur on or before the date that is thirty (30) days following the Termination Date or in the event Employee breaches the terms of this Agreement.

4.Stock Options.  Employee was previously granted stock options to purchase shares of the Company’s common stock.  The exercise of Employee’s stock options shall be governed by the terms and conditions of the stock option agreements and the equity plans under which such stock options were granted.

5.Warranty.  Employee acknowledges that, other than the compensation set forth in Section 2 above to be paid on or before the Termination Date and the Termination Benefits set forth in Section 3 above, Employee has received all wages, accrued but unused vacation pay, and other benefits due to Employee as a result of Employee’s employment with and termination from the Company.

6.Release of Known and Unknown Claims By Employee.

a.In exchange for the Termination Benefits set forth in Section 3 above, and in consideration of the further agreements and promises set forth herein, Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”),

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from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

i.Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

ii.Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

iii.Claims pursuant to the terms and conditions of the federal law known as COBRA;

iv.Claims for indemnity under the bylaws of the Company, as provided for by California law or under any applicable insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

v.Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement;

vi.Claims Employee may have to vested or earned compensation and benefits;

vii.Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, harassment, interference with leave rights or retaliation; provided, however, that Employee does release Employee's right to secure any damages for such alleged treatment; or

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viii.Employee’s right to communicate or cooperate with any government agency.

b.	EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

c.

Employee acknowledges that this Agreement was presented to him on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it.  Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Agreement, and Employee has had sufficient time to consider the terms of this Agreement.  Employee represents and acknowledges that if Employee executes this Agreement before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

d.

Employee understands that after executing this Agreement, Employee has the right to revoke it within seven (7) days after his execution of it.  Employee understands that this Agreement will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Agreement in writing.  Employee understands that this Agreement may not be revoked after the seven (7) day revocation period has passed.  Employee also understands that any revocation of this Agreement must be made in writing and delivered to the Chief Executive Officer of the Company at its principal place of business within the seven (7) day period.

e.

Employee understands that this Agreement shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

f.

Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Agreement is effective on or before the date that is thirty (30) days following the date of Employee’s termination of employment.

7.Additional Representations and Warranties By Employee.  Employee represents that Employee has no pending complaints or charges against the Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Employee signs this Agreement.  Subject to Section 9(e) below, Employee further represents that Employee will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claim, complaints, charges or in any lawsuit by any party in any state or federal court against the

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Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Agreement. Nothing in this Section 7 is intended to affect your right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.

8.Knowing and Voluntary.  Employee represents and agrees that, prior to signing this Agreement, Employee has had the opportunity to discuss the terms of this Agreement with legal counsel of Employee's choosing.  Employee further represents and agrees that Employee is entering into this Agreement knowingly and voluntarily. Employee affirms that no promise was made to cause Employee to enter into this Agreement, other than what is promised in this Agreement. Employee further confirms that Employee has not relied upon any other statement or representation by anyone other than what is in this Agreement as a basis for Employee's agreement.

9.Confirmation of Continuing Obligations.

a.Confidential Information Obligations.  Employee acknowledges that Employee continues to be bound by the Confidentiality and Inventions Assignment Agreement, which is attached hereto as Exhibit A, or any other agreement governing the use of the Company’s confidential information that Employee signed in connection with Employee’s employment in accordance with the terms thereof.

b.Nondisparagement.  Employee agrees that Employee shall not disparage or otherwise communicate negative statements or opinions about the Company, the members of its Board of Directors, officers, employees, shareholders or agents.  The Company agrees that neither the members of its Board of Directors nor its officers shall disparage or otherwise communicate negative statements or opinions about Employee.

c.Return of Property.  By signing below, Employee represents and warrants that Employee has returned to the Company all of the Company’s property, documents (hard copy or electronic files), and information prior to signing this Agreement, Employee has not and will not copy or transfer any Company information, nor will Employee maintain any Company information after the Termination Date.

d.Remedy in the Event of Breach.  In addition to all other rights and remedies available to the Company under law or in equity, the Company shall be entitled to cease all Termination Benefits to Employee in the event of Employee's material breach of this Section 9.

e.Whistleblower Provision.  Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality and Inventions Assignment Agreement, (i) Employee will not be prevented from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), and (ii) Employee acknowledges that he will not be held criminally or civilly liable for (A) the disclosure of confidential or proprietary information that is made in confidence to a government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) disclosure of confidential or proprietary information that is made in a complaint or other document filed in a lawsuit or other proceeding under seal or pursuant to court order.

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10.Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. Employee and the Company agree that any litigation regarding this Agreement shall be conducted in San Diego, California.  Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California,

11.Entire Agreement.  This Agreement, together with the other agreements referenced herein, constitutes the entire understanding between the parties with respect to its subject matter, superseding all prior agreements and understandings, written or oral, with respect to its subject matter.  This Agreement may not be amended or modified, nor any provision hereof waived, other than by a writing signed by Employee and an authorized representative of the Company.

12.Ambiguities.  The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any language of this Agreement is found to be ambiguous, all parties shall have the opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.

13.Severability.  If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

14.Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

15.Taxes; Right to Seek Independent Advice.  Employee understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.  Employee acknowledges and agrees that neither the Company nor the Company’s counsel has provided any legal or tax advice to Employee and that Employee is free to, and is hereby advised to, consult with a legal or tax advisor of Employee's choosing.

[Signature Page Follows]

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

THE UNDERSIGNED AGREE TO THE TERMS OF THIS AGREEMENT AND VOLUNTARILY ENTER INTO IT WITH THE INTENT TO BE BOUND THEREBY.

Dated: April 20, 2018/s/Glenn Selbo

Glenn Selbo

Dated: , 2018AIRGAIN, INC.

By:    /s/Anil Doradla

Name:

Title:

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Exhibit A

Confidentiality and Inventions Assignment Agreement

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